Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Franklin Covey Co.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-131485, 333-128131, and 333-89541) and Form S-8 (Nos. 333-139048, 333-123602, 333-38172, 333-34498, 033-73624, and 033-51314) of Franklin Covey Co. of our report dated November 12, 2010, with respect to the consolidated balance sheet of Franklin Covey Co. as of August 31, 2010, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the two-year period ended August 31, 2010, which report appears in the August 31, 2011 annual report on Form 10-K of Franklin Covey Co.

/s/ KPMG LLP

Salt Lake City, Utah

November 14, 2011